Exhibit 99.1

PolyMedix Restructures its Debt and
Secures $12 Million Credit Facility

Radnor, PA (April 10, 2012) - PolyMedix, Inc. (OTC BB: PYMX), a biotechnology company focused on developing innovative therapeutic drugs to treat serious acute-care conditions, announced that it has entered into a loan and security agreement with MidCap Financial LLC.  Through the secured term loan, MidCap will provide PolyMedix with up to $12 million in capital.  Proceeds from the facility were used to pay-off PolyMedix’s existing debt facility and for general working capital purposes.

Edward Smith, Vice President Finance & CFO of PolyMedix, commented, “We are very pleased with this new facility, which refinances at a lower cost of capital, improves our cash flow, and strengthens our balance sheet.  All of these provide us with greater flexibility in advancing the development of our programs.”

PolyMedix received an initial advance of $8.0 million at closing.  A second tranche of $4.0 million is available subject to the terms of the facility.  The facility provides for interest-only payments for the first nine months and bears a per annum interest rate fixed at 11.95%.  Approximately $5.7 million of the proceeds were used to pay off PolyMedix’s previously outstanding credit facility.  The remaining proceeds will be used for general working capital purposes.  MidCap received a five-year warrant to purchase 161,290 shares of PolyMedix common stock at an exercise price equal to $1.24 per share based on the initial advance.  The warrant will be exercisable for an additional number of shares if the second tranche is advanced.

About MidCap Financial LLC

MidCap Financial is a commercial finance company focused on middle market lending in healthcare and other specialty vertical markets. MidCap specializes in middle market loans in the $10 million to $200 million range. Its principal officers are all veterans of the healthcare finance industry, having worked together at three healthcare finance companies previously. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles. Additional information about MidCap Financial can be found at www.midcapfinancial.com.

About PolyMedix, Inc.

PolyMedix is a clinical stage biotechnology company developing first-in-class, small-molecule drugs for the treatment of serious acute care conditions. PolyMedix has a pipeline of innovative infectious disease and cardiovascular product candidates, all of which were internally developed using a proprietary drug discovery technology platform.

PolyMedix’s lead infectious disease compound is PMX-30063, the first of a new class of antibiotics, the defensin-mimetics. Defensin-mimetic antibiotics are designed to imitate the mechanism of natural human immunity – the host defense proteins. By mimicking the mechanism of action of the host defense proteins, PMX-30063 works completely differently from known biochemical antibiotics, and exploits a method of bacterial cell killing that significantly reduces the risk of bacterial resistance. PMX-30063 has completed enrollment in a Phase 2 clinical trial to treat patients with Acute Bacterial Skin and Skin Structure Infections (ABSSSI) caused by Staph aureus bacteria, including methicillin-resistant Staph aureus (MRSA). PolyMedix also has plans to leverage its antimicrobial expertise with its PolyCides®, antimicrobial additives to materials, such as cosmetics, plastics and textiles, to create self-sterilizing products and surfaces.

PolyMedix’s lead cardiovascular compound is PMX-60056, which is designed to normalize blood clotting and reduce bleeding in certain interventional cardiology procedures, as well as treat bleeding in emergency situations, where heparin and low molecular weight heparins (LMWHs) are used. PMX-60056 is currently in a Phase 2 clinical trial in patients undergoing PCI, and in a Phase 1B/2 dose ranging clinical trial with the LMWH enoxaparin.

For more information, please visit our website at www.polymedix.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends," "goal," “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are PolyMedix’s need for, and the availability of, substantial capital in the future to fund its operations and research and development, and the fact that PolyMedix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.
For further information contact:

Lisa Caperelli
Director, Investor Relations & Corporate Communications
484-598-2406
lcaperelli@polymedix.com